Exhibit 99.1

American States Water Company Confirms Credit Rating Upgrade by Standard & Poor’s Ratings Services

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 3, 2010--American States Water Company (NYSE:AWR) today confirmed that Standard & Poor’s Ratings Services (“S&P”) upgraded the corporate credit ratings on AWR and its main utility subsidiary, Golden State Water Company to ‘A+ Stable’ from ‘A Positive’.

According to S&P’s July 30, 2010 press release, the credit rating upgrades reflect the company’s business profile, “which is characterized by a supportive regulatory environment, the absence of competition, strong, largely residential markets, and relatively low operating risk.”

S&P’s corporate credit ratings range from AAA (highest rating possible) to D (rating for default), reflecting S&P’s opinion of a company’s overall capacity to meet its financial obligations. Credit ratings are not recommendations to purchase, sell or hold a security and are subject to change or withdrawal at any time by the rating agency.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona, and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President, Chief Financial Officer
Treasurer and Corporate Secretary
(909) 394-3600, ext. 707